EXHIBIT 21

SUBSIDIARIES

		State or Other
	Percentage	Jurisdiction
Subsidiaries (1)	Owned	of Incorporation

United Community Bank	100%	United States

United Community Bank Financial Services, Inc. (2)	100	Indiana

UCB Real Estate Management Holding, LLC (2)	100	Indiana

(1)
Operations of United Community Bancorp’s wholly-owned direct subsidiary, United Community Bank and United Community Bank’s wholly-owned subsidiaries are included in United Community Bancorp’s consolidated financial statements included in the Annual Report on Form 10-K.

(2)	Second-tier subsidiary of United Community Bancorp, and 100% owned by United Community Bank, a first-tier subsidiary of United Community Bancorp.